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                                                                    Exhibit 21.1

                    Subsidiaries of Providian Bancorp, Inc.



First Deposit Life Insurance Company

First Deposit National Bank

        Winnisquam Community Development Corporation
        (96% owned by First Deposit National Bank)

First Deposit Service Corporation

Providian Credit Corporation

Providian Credit Services, Inc.

Providian Mauritius Investment Ltd.

Providian National Bancorp

        Commonwealth Premium Finance
        (100% owned by Providian National Bancorp)

Providian National Bank